Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Closes Second Phase of
Acquisition in Illinois Basin
HOUSTON, January 23, 2006 — Natural Resource Partners L.P. (NYSE:NRP) and (NYSE:NSP) today announced that it has closed the second of three separate transactions to acquire coal reserves in the Illinois Basin. The second transaction for $35 million was funded with senior notes issued in a private placement announced on January 19. The reserves were purchased from Williamson Development Company, LLC, formerly known as Steelhead Development Company, LLC, and are leased to Williamson Energy LLC.
Williamson Energy is progressing well with development of the mine, and NRP expects the third and final closing to occur in mid-2006. Following the third closing, NRP will have acquired interests in 144 million tons, approximately 60% of which will be owned in fee. The first production is anticipated to occur later this year during longwall development and NRP expects the acquisition to be accretive on a calendar year basis beginning in 2007 when longwall production commences. Once the mine is in full operation, production is anticipated to exceed 7 million tons per year generating royalty revenues of $16-18 million.
“We are very pleased with the pace and quality of work on this mine. It will be a first class operation and we are excited to be a part of a project that will have substantial long-term benefits for our unitholders,” said Nick Carter, President and Chief Operating Officer.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.

NRP acquires coal assets in Illinois Basin	Page 2 of 2
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated coal reserves, estimated coal reserves associated with the overriding royalty interest, the anticipated start of coal production, coal production volumes and estimated coal royalty revenues as well as the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
06-03
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